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                                                                    EXHIBIT 99.2

                              CERTAIN DEFINITIONS

     In this document, unless the context otherwise requires, the words
"Century Aluminum," "we," "us," "our" and "ours" refer to Century Aluminum Company together with its consolidated subsidiaries, and the word "Glencore" refers to Glencore International AG and its subsidiaries. References in this document to the "NSA acquisition" mean all of the transactions related to our acquisition of NSA, Ltd., or NSA, which owns an aluminum reduction facility in Hawesville, Kentucky. Concurrently with the closing of the NSA acquisition, we will sell to Glencore a 20% interest in the Hawesville facility, hereinafter Glencore's "20% interest," consisting of (1) title to the recently added fifth potline at the Hawesville facility, (2) a 20% undivided interest in all other assets of and rights relating to the Hawesville facility, other than the original four potlines and (3) a 20% ownership in a limited liability company which will hold certain intangible assets of the Hawesville facility (such as the power supply contract). We will retain ownership of an 80% interest in the Hawesville facility, hereinafter our "80% interest," consisting of (a) title to the original four potlines at the Hawesville facility, (b) an 80% undivided interest in all other assets of and rights relating to the Hawesville facility, other than the fifth potline and (c) an 80% ownership in the above-referenced limited liability company. The use of "pro rata" in this document means, with respect to our interest, an 80% share, and with respect to Glencore, a 20% share. See "The NSA Acquisition." References in this document to "pro forma" at any date or for any period mean, except as otherwise indicated, giving pro forma effect to the transactions referred to in "Unaudited Pro Forma Consolidated Financial Data," including the NSA acquisition and the related financings, as of that date or at the beginning of the specified period. As used in reference to Century Aluminum, the term "EBITDA" represents operating income (loss) plus depreciation and amortization plus or minus non-cash inventory write-downs and LIFO adjustments. The term "tonne" as used in this document means a metric tonne, which is equal to 2,204.62 pounds.

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                                  RISK FACTORS

                       RISKS RELATING TO OUR INDEBTEDNESS

WE WILL HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     We will incur a significant amount of debt in connection with the NSA acquisition which will require significant debt service. As of December 31, 2000, on a pro forma basis, we would have had consolidated indebtedness of $332.2 million and shareholders' equity of $227.6 million, resulting in a ratio of debt to total capitalization of 56.9%. All of our pro forma indebtedness is related to the financing of the NSA acquisition. In addition, subject to the restrictions contained in our revolving credit facility and the indenture governing these notes, we may incur significant additional debt from time to time.

     The level of our indebtedness could have important consequences to you. For example, it could:

     - limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our flexibility in planning for, or reacting to, competitive and other changes in our business and the industry in which we operate;

     - place us at a disadvantage compared to our competitors who may have less debt and greater operating and financing flexibility than we do; and

     - limit, through covenants, our ability to borrow additional funds.

     Any failure to comply with the covenants in our debt could result in an event of default which, if not cured or waived, could have a material adverse effect on us. See "-- Restrictive covenants in our indenture and the revolving credit facility may adversely affect us."

WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS UNDER OUR INDEBTEDNESS.

     Our ability to pay interest and to repay or refinance our indebtedness, including the notes and amounts outstanding under the revolving credit facility, will depend upon our future operating performance, which is subject to general economic, financial, competitive, legislative, regulatory, business and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations, that we will realize our currently anticipated revenues and operating performance or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, or at all. You should note that debt incurred for the NSA acquisition under our revolving credit facility will mature prior to the maturity of the notes.

RESTRICTIVE COVENANTS IN OUR INDENTURE AND THE REVOLVING CREDIT FACILITY MAY ADVERSELY AFFECT US.

     The indenture governing the notes will contain various restrictive covenants that will limit our ability to engage in transactions such as acquisitions and investments. The covenants may adversely affect our

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ability to pursue our growth strategy. See "Business -- Our Business Strategy."
Our revolving credit facility will contain additional restrictive covenants. See "Description of Revolving Credit Facility and Convertible Preferred Stock."

     A breach of any of these covenants could result in a default under our revolving credit facility and/or the notes. Upon the occurrence of an event of default under our revolving credit facility, the lenders could elect to declare all amounts outstanding under our revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. The lenders for the revolving credit facility will have a first priority security interest in all of our and our subsidiaries' right, title and interest in accounts receivable and inventory and, if we were unable to repay amounts due under our revolving credit facility, those lenders could proceed against the collateral granted to them to secure that debt. If the lenders under our revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our revolving credit facility and our other debt, including the notes.

                         RISKS RELATING TO OUR BUSINESS

THE RESULTS OF OUR OPERATIONS COULD BE AFFECTED BY THE CYCLICAL NATURE OF THE ALUMINUM INDUSTRY.

     Our operating results depend on the market for primary aluminum, which is cyclical. Historically, prices for primary aluminum have fluctuated in part due to economic and market conditions in the United States and other countries which affect global supply and demand levels. Over the past ten years, the average annual cash price for transactions on the London Metals Exchange, or LME, has ranged from a low of $0.52 per pound in 1993 to a high of $0.82 per pound in 1995. The average LME price was $0.70 for the year ended December 31, 2000. Future changes in global supply and demand levels could have an adverse effect on primary aluminum prices and, in turn, have a material adverse effect on our operating results. Aluminum end-use markets are cyclical, including the automotive and building and construction sectors. When a downturn in these sectors adversely affects our customers, we could be similarly impacted as a result of lower prices for our products. See "The Aluminum Industry -- Current Price Dynamics."

     Prices for primary aluminum may fall from current levels, and a decline in prices would cause our revenues to decrease. In addition, our fixed price sales contracts and certain hedging transactions we enter into can limit our ability to take advantage of favorable changes in the price of primary aluminum. See "Business -- Pricing and Risk Management." Based on our production capacity and the supply contracts we will have in place after the NSA acquisition, and excluding the mitigating effects of any forward sales and hedging transactions, a $0.01 per pound decline in primary aluminum prices would decrease our annual operating income by up to $8.9 million in 2001. The forward sales and hedging contracts we currently have in place would have offset $4.0 million of that decrease, thereby causing a net $4.9 million decrease in operating income in 2001 in the event of a $0.01 per pound decline in the price of primary aluminum. These amounts are not indicative of what may occur in different periods.

THE MARKET FOR PRIMARY ALUMINUM IS HIGHLY COMPETITIVE.

     The market for primary aluminum is highly competitive. Our products are generally commodities and are sold on the basis of price. We compete in the production and sale of primary aluminum with numerous other domestic and foreign producers, some of which are larger and have greater manufacturing and financial resources and more favorable cost structures for producing aluminum. Aluminum also competes with other materials such as steel, plastic and glass, which may be used as alternatives for some applications depending on relative pricing. See "Business -- Competition."

A SIGNIFICANT PORTION OF OUR PRODUCTS ARE SOLD UNDER CONTRACT TO A FEW MAJOR CUSTOMERS; THE LOSS OF A MAJOR CUSTOMER COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

     We derive much of our business from a small number of customers. On a pro forma basis, we would have derived a combined total of approximately 76% of our 2000 consolidated net sales from Glencore,
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Pechiney and Southwire, our three largest customers. We expect that we will continue to derive a significant portion of our business from these customers. Upon closing of the NSA acquisition, we will have long-term contracts with each of Glencore, Pechiney and Southwire under which they are collectively obligated to purchase from us between 626 and 674 million pounds of primary aluminum annually, or 61% to 65% of our anticipated annual production capacity. Because these contracts reduce our production, marketing and distribution costs, the loss of any of these customers or a significant reduction in the amount of business that they do with us could have an adverse effect on our operating results.

     The Ravenswood and Hawesville facilities are adjacent to the fabricating facilities of Pechiney and Southwire, respectively, which allows us to deliver primary aluminum directly to these customers in molten form, thereby eliminating our casting, shipping and marketing costs. With respect to the Mt. Holly facility, we sell a significant portion of our primary aluminum indirectly to end-users through our sales to Glencore, thereby eliminating marketing and distribution costs. Our contracts with these major customers are due to expire at various times between 2007 and 2010, and we cannot assure you that we will be able to extend or replace these contracts at that time. In addition, Pechiney has the right to decrease the amount of aluminum it purchases from us by 50% beginning in 2003, and Southwire will have the option of decreasing the amount it purchases from us by 20% per year beginning in 2006. See "Business -- Sales and Distribution."

A MATERIAL CHANGE IN OUR RELATIONSHIP WITH GLENCORE COULD ADVERSELY AFFECT OUR ABILITY TO IMPLEMENT OUR GROWTH STRATEGY.

     We benefit from our relationship with Glencore, our principal shareholder, which currently owns 39.2% of our common stock and, at the closing of the NSA transaction, will own $25.0 million of our convertible preferred stock. We cannot assure you that Glencore will maintain its current level of investment in our company. We cannot assure you that a material change in our relationship with Glencore will not occur nor that it would not impair our ability to implement our business plan, including our growth strategy.

     We also have various contracts with Glencore relating to the sale of our aluminum and the purchase of alumina, including forward sales and hedging contracts which help us manage our exposure to fluctuating aluminum prices. Glencore supplies approximately 46% of the alumina we use in the Mt. Holly facility, and beginning on January 1, 2002, will supply all of the alumina for the Ravenswood and Mt. Holly facilities.

     We cannot assure you that we will continue to benefit to the same extent from our relationship with Glencore, or that a material change in our relationship with Glencore would not have an adverse effect on our business.

SHARED CONTROL OF PRODUCTION FACILITIES MAY IMPEDE OR IMPAIR OUR ABILITY TO ACHIEVE OUR GOALS.

     We currently operate production facilities with partners, and may enter into similar arrangements in the future. We will not be able to make unilateral decisions regarding the material aspects of the operations of these facilities. In addition, although we assume that our partners will perform their obligations under their agreements with us, if they fail to do so, we may be required to pay additional operating expenses and our operating plans for these facilities could be adversely affected. Differences in views among partners may result in delayed decisions or in failures to agree upon major matters which could adversely affect the operation of our facilities and us in turn.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS; CHANGES IN THE PRICE OR AVAILABILITY OF ELECTRICITY OR ALUMINA MAY AFFECT OUR OPERATING RESULTS.

     Electricity. Electricity represents our single largest operational cost because we use significant amounts in the primary aluminum production process. Consequently, the availability of electricity at a favorable price is crucial to our operations. Our power requirements at the Ravenswood facility are purchased under a fixed-price power supply contract with Ohio Power, a subsidiary of American Electric
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Power, which expires on July 31, 2003. The Mt. Holly facility purchases its power requirements from the South Carolina Public Service Authority under a power supply contract that expires at the end of 2005. The price for the power purchased under this contract is fixed, subject to a fuel cost adjustment. An increase in the price of fuel or a disruption in the generation capacity of the South Carolina Public Service Authority could adversely affect the price of the electricity we use at the Mt. Holly facility. In December 2000, a nuclear generation facility owned by the South Carolina Public Service Authority, representing approximately 15% of this utility's generation capacity, was taken out of service for a non-scheduled repair. The facility has since resumed full operation. During this outage, the utility was forced to purchase power to meet Mt. Holly's requirements from other sources that at the time were purchasing natural gas for their generation capacity at unusually high prices. South Carolina Public Service Authority passed through this cost increase to Mt. Holly under the fuel cost adjustment of the facility's power contract, and we expect that our results of operations in the first quarter of 2001 will be adversely impacted.

     The Hawesville facility currently purchases all of its power from Kenergy Corp., a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Kenergy acquires the power it provides to the Hawesville facility under fixed-price contracts with a subsidiary of LG&E Energy Corp., with delivery guaranteed by LG&E. Approximately 70% of the power purchased from Kenergy is at fixed prices through 2010, with the remaining 30% priced at fixed prices which change to market rates at various times from 2003 to 2005. For the portions of our contract with Kenergy that are priced at market rates, an increase in the market price for electricity would increase our operating costs which could have a material adverse effect on our operating results.

     We cannot assure you that we will be able to obtain electricity on favorable terms upon the expiration of our current contracts. Furthermore, we cannot assure you that our suppliers will be able to supply us with sufficient quantities of electricity at all times. The availability of power under our power supply contracts may be limited during periods of high power demand by federal and state governmental restrictions or priority given to other power customers. In addition, numerous short-term and long-term developments can affect our suppliers' ability to supply us with sufficient quantities of electricity, including regulatory issues relating to the electrical power industries and weather, temperature and precipitation.

     In recent months, various weather-related and economic factors, including the deregulation of the California power industry, have contributed to power shortages in the western United States, forcing several primary aluminum producers in the northwest without firm power contracts to idle significant amounts of production capacity. If other regions of the country experience similar power shortages, when our firm power contracts expire, we could be forced to curtail or idle a portion of our production capacity, which would have a material adverse effect on our financial condition and operating results.

     Alumina. We depend on three (and, after 2001, we will depend on two) suppliers for alumina, the principal raw material used by our reduction facilities to produce primary aluminum. Disruptions to our supply of alumina could occur for a variety of reasons, including disruptions of production at a particular supplier's alumina refinery or delays in the transportation of alumina to our facilities. Such disruptions may require us to purchase alumina on less favorable terms than under our current arrangements, which could have a material adverse effect on our operating results. For example, increased primary aluminum production levels in recent years have created higher demand for alumina, and supply levels were impacted in July 1999 when an explosion severely damaged Kaiser's Gramercy, Louisiana alumina refinery. Following the explosion at the Gramercy plant, prices for alumina purchased on an as-needed or "spot" basis increased significantly. The alumina used by the Hawesville facility is, and after completion of the NSA acquisition will continue to be, purchased under a long-term supply contract with Kaiser, which prior to July 1999, supplied alumina to the Hawesville facility from its Gramercy refinery. Following the explosion, Kaiser supplied the Hawesville facility from another of its refineries and with alumina it purchased on the spot market, although for a period of time, Kaiser increased prices for that alumina to offset the added transportation cost. Kaiser is in the final stages of rebuilding the Gramercy refinery, which returned to partial production in December 2000 and is expected to be fully operational in the second quarter of 2001. Our suppliers may experience other disruptions that could affect their ability to meet our alumina requirements which may, as a result, adversely affect our operating results.
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CHANGES IN THE RELATIVE COST OF RAW MATERIALS AND ENERGY COMPARED TO THE PRICE
OF PRIMARY ALUMINUM COULD AFFECT OUR OPERATING RESULTS.

     We have entered into various fixed-price contracts for the supply of power, labor and raw materials to our facilities. Because these contracts increase the fixed-cost component of our overall cost structure, our margins could be adversely affected if primary aluminum prices decrease. See
"Business -- Facilities and Production" for a discussion of these contracts in more detail.

     In addition, not all of our contracts for the supply of raw materials are fixed price contracts. For example, as of January 1, 2002, all of our alumina contracts will be priced on a variable-rate basis linked to the market price of primary aluminum. To the extent that we still have long-term contracts to sell a portion of our primary aluminum at a fixed price, we will not be able to recoup the increase in alumina costs through increases in prices under these fixed-price contracts. While the selling prices of our products tend to increase or decrease over time based on raw material costs, these changes generally do not occur at the same time or to the same degree as changes in raw material costs. We seek to limit the effects of raw material and aluminum price volatility through our metals risk management activities; however, we cannot assure you that these price changes will not have a material adverse effect on our results of operations.

WE ARE SUBJECT TO THE RISK OF UNION DISPUTES AND ADVERSE EMPLOYEE RELATIONS.

     The hourly employees at the Ravenswood and Hawesville facilities are represented by the United Steel Workers of America, or USWA. The employees at the Mt. Holly facility are employed by Alcoa and are not unionized.

     At the Ravenswood facility, we are a party to a four-year collective bargaining agreement with the USWA which covers all of the hourly employees at the facility and expires on May 31, 2003. In August 1999, after that agreement had been finalized, the hourly employees engaged in an illegal one-day work stoppage at the Ravenswood facility which led to a partial plant shutdown that damaged our production equipment. See "-- Interruptions in production could have a significant effect on our operational results."

     The employees at the Hawesville facility voted to unionize in May 1997. After negotiations with Southwire's management over a collective bargaining agreement broke down, the USWA local went on strike in June 1998, and Southwire hired replacement workers to operate the Hawesville facility. The employees subsequently offered to return to their jobs, but Southwire refused the offer. The USWA then sued Southwire and subsequently obtained a court order requiring Southwire to rehire the workers who had gone on strike. In connection with the NSA acquisition, we negotiated a five-year collective bargaining agreement with the USWA which covers all of the represented hourly employees at the Hawesville facility. Under this agreement, which is contingent upon the closing of the NSA acquisition, we established the terms of employment for USWA employees to be employed by us and settled all claims relating to the strike. This agreement was ratified by the USWA local on September 28, 2000, will become effective upon the closing of the NSA acquisition and will have a term of five years from the closing.

     There can be no assurance that we will be able to satisfactorily renegotiate our labor contracts at the Ravenswood and Hawesville facilities when they expire. In addition, we cannot assure you that an existing labor contract will prevent a strike or work stoppage at either of these facilities in the future or that any such work stoppage would not have a material adverse effect on our financial condition and results of operations.

INTERRUPTIONS IN PRODUCTION COULD HAVE A SIGNIFICANT EFFECT ON OUR OPERATIONAL RESULTS.

     We are subject to losses associated with equipment shutdowns, which can be caused by the loss or interruption of electrical power, as well as by labor shortages and catastrophic events. Power interruptions may have a material adverse effect on our business because we use large amounts of electricity in the primary aluminum production process. Any loss of power which causes an equipment shutdown can result in the hardening or "freezing" of molten aluminum in the pots where it is produced. If this occurs,

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significant losses can occur if the pots are damaged and require repair or replacement, a process that could limit or shut down our production operations for a significant period of time. In August 1999, as a result of manpower shortages caused by an illegal one-day work stoppage, we were forced to cut power at the Ravenswood facility, effectively shutting down one of the facility's four potlines. When the power was cut, the molten metal in the affected pots froze, resulting in significant equipment damage and other losses. We estimate that the cost of this shutdown was $10.0 million, including equipment damage and losses due to business interruption. We received approximately $6.1 million in partial settlement of this claim from our insurance carrier.

     Although we maintain property damage insurance to provide for the repair or replacement of damaged equipment or property, as well as business interruption insurance to mitigate losses resulting from any equipment failure or production shutdown caused by a catastrophic event, we may still be required to pay significant amounts under the deductible provisions of those insurance policies. In addition, we cannot assure you that our coverage will be sufficient to cover all losses which may result from a catastrophic event. Furthermore, our insurance would not cover losses resulting from a power loss solely due to lack of sufficient electrical power resulting from unusually high usage in the region or a catastrophic event.

     We can provide no assurance that equipment shutdowns and interruptions in production will not occur in the future or that these shutdowns and interruptions will not have a material adverse effect on our operations.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT COULD RESULT IN LIABILITIES.

     We are subject to various federal, state and other environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Those environmental laws and regulations may expose us to costs or liabilities relating to our manufacturing operations or property ownership. We incur operating costs and capital expenditures on an ongoing basis to ensure our compliance with applicable environmental laws and regulations, and those costs and expenditures, which are not currently material to our operating results, may increase in the future due to new laws, new interpretations of existing laws, or if we obtain new facts or information. We are responsible for the cleanup of contamination at some of our current and former manufacturing facilities. These liabilities, based on current information, are not expected to have a material adverse effect on our operating results. However, if more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or new information or facts are obtained, including as a result of our current or future testing and analyses at our current and former operating facilities, we may be subject to additional liability. Further, there can be no assurance that additional environmental matters will not arise in the future at our present sites where no problem is currently known, at sites previously owned or operated by us, by related corporate entities or by predecessors or at sites that we may acquire in the future. We cannot assure you that future capital expenditures and costs for environmental compliance or cleanup will not have a material adverse effect on our future financial condition, results of operation or liquidity.

     We are aware of environmental contamination at areas of our Ravenswood facility which are likely to require remedial measures. We believe that a significant portion of this contamination is attributable to Kaiser, the former owner of the Ravenswood facility. Under the terms of our agreement to purchase the Ravenswood facility, Kaiser agreed to indemnify us for certain environmental conditions arising from activities during its ownership and operation of the facility. In connection with the sale of our rolling and fabrication business at Ravenswood to Pechiney, we transferred to Pechiney some of our rights under this indemnity. In addition, we agreed to indemnify Pechiney for certain environmental conditions arising during our ownership and operation of the fabrication business.

     Under the terms of our stock purchase agreement with Southwire to purchase the Hawesville facility, Southwire has agreed to undertake and pay for remedial measures relating to existing environmental conditions at the Hawesville facility. In addition, Southwire has agreed to indemnify us against certain environmental liabilities related to the Hawesville facility and to retain liabilities relating to other

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properties and operations owned by Southwire. We and Glencore have agreed to be responsible for certain liabilities related to environmental conditions at the Hawesville facility which were not known to exist at the time of closing. Southwire will secure its indemnity obligations for environmental liabilities for seven years after the closing by posting a $15 million letter of credit issued in our favor, with an additional $15 million to be posted if Southwire's net worth drops below a pre-determined level during that period. However, if Southwire fails to indemnify us as agreed or if liabilities not covered by the indemnity arise in the future, our financial condition, operating results and liquidity could be adversely affected. See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Expenditures and Other Contingencies" and "Business -- Environmental Matters."

     In addition, we are aware of certain environmental conditions which require remediation at an alumina facility we formerly owned through our Virgin Islands Alumina Company subsidiary, or Vialco. We are a party to an Administrative Order of Consent with the EPA pursuant to which all past and present owners of the alumina facility have agreed to carry out a Hydrocarbon Recovery Plan which provides for the removal and management of oil which is floating on top of groundwater underlying the facility. Under this plan, recovered hydrocarbons will be delivered to an adjacent petroleum refinery, and the participants will be paid fair market value for amounts recovered. In connection with both our purchase of the alumina facility from Lockheed Martin Corporation in 1989 and the sale of the facility to St. Croix Alumina, LLC in 1995, we assumed responsibility for certain environmental liabilities at the site. Based on current information, we do not believe that our liability for environmental conditions at this facility will have a material adverse effect on our financial condition, results of operations, or liquidity. However, there can be no assurance that actual costs under the Administrative Order of Consent or for any other matters which may arise at this site will not exceed our estimates, or that all responsible parties will fulfill their indemnification obligations to us as agreed or contribute their share of these costs.

ACQUISITIONS MAY PRESENT DIFFICULTIES FOR US.

     We will acquire an 80% ownership interest in the Hawesville facility concurrently with the closing of this offering and intend to make other strategic acquisitions in the future. We are subject to numerous risks as a result of our acquisitions, including the following:

     - it may be difficult to manage our existing business as we integrate acquired operations;

     - it may not be possible to retain all the key employees of the operations we acquire;

     - we may not achieve the reductions in average per-unit cash production cost we expect to achieve as a result of our acquisitions; and

     - management of these acquisitions will require continued development of financial controls and information systems, which may prove expensive, time-consuming, and difficult.

     Accordingly, we cannot assure you that our recent or future acquisitions will improve our competitive position and business prospects as anticipated, and if they do not, our performance may be adversely affected.

OUR HISTORICAL AND PRO FORMA FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO OUR RESULTS FOR FUTURE PERIODS.

     The historical and pro forma financial information included in this document does not necessarily reflect our future results of operations, financial position and cash flows, and the pro forma financial information does not necessarily reflect our results of operations, financial position and cash flows for the periods and dates presented. The pro forma financial information does not reflect the effects, if any, of the recently negotiated collective bargaining agreement with USWA employees at the Hawesville facility or the fact that certain significant employee-related and other administrative costs of NSA were previously allocated from Southwire and, as a result, the actual costs to be incurred after the NSA acquisition may be materially different. Moreover, our historical results of operations and balance sheet data prior to September 21, 1999 include our former aluminum rolling and fabrication businesses which we
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sold to Pechiney on that date. Therefore, historical financial data prior to
September 21, 1999 is not necessarily comparable to financial data after that date. Similarly, our historical financial data prior to April 2000 does not reflect the effects of our additional ownership interest in the Mt. Holly facility.

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                              THE NSA ACQUISITION

     On August 31, 2000, we entered into a stock purchase agreement with Southwire, a privately-held wire and cable manufacturing company based in Carrollton, Georgia. Under this agreement, Century Kentucky, Inc., a wholly-owned subsidiary of Century Aluminum, will acquire all of the outstanding equity securities of Metalsco, a wholly-owned subsidiary of Southwire which owns a direct 1% partnership interest in NSA and an indirect 99% partnership interest in NSA through its wholly-owned subsidiary, Skyliner, Inc. NSA is a Kentucky limited partnership which owns and operates Southwire's aluminum reduction facility in Hawesville, Kentucky. Metalsco owns certain unrelated assets, including the stock of Gaston Copper Recycling Corporation, which we will not acquire and which will be distributed to Southwire prior to closing. See "Business -- Environmental Matters." We will also acquire from Southwire the land and all intangible rights related to NSA's aluminum reduction operations, including the Hawesville facility's existing alumina and power supply contracts. The power contract for the Hawesville facility will be held through a newly formed limited liability company to be owned by us and Glencore on a pro rata basis.

     The cash purchase price for NSA is $460.0 million, subject to certain post-closing adjustments based on the amount by which NSA's working capital exceeds or is less than $33.5 million as of the closing date. Concurrently with the closing of the NSA acquisition, Glencore will purchase a 20% interest in the Hawesville facility and related rights from us for a cash purchase price of $99.0 million and has agreed to share pro rata in any working capital adjustments.

     As part of the consideration for the purchase of NSA, we will assume industrial revenue bonds related to the facility in the principal amount outstanding as of December 31, 2000 of $7.8 million. The industrial revenue bonds mature on April 1, 2028, are secured by a letter of credit and bear interest at a variable rate not to exceed 12% per annum determined weekly based on prevailing rates for similar bonds in the industrial revenue bond market. At December 31, 2000, the interest rate on the bonds was 5.3%. The bonds are classified as current liabilities because they are remarketed weekly and, under the indenture governing the bonds, repayment upon demand could be required if there is a failed remarketing. In addition, we may be required to make post-closing payments to Southwire up to an aggregate maximum of $7.0 million if the price of primary aluminum on the LME exceeds specified levels during the seven years following closing. Pursuant to our agreement with Glencore, Glencore will assume direct responsibility for a pro rata portion ($1.6 million) of the industrial revenue bonds and a pro rata portion of any post-closing payments made by us to Southwire. In addition, Glencore will be responsible for a pro rata portion of any liabilities and obligations with respect to the Hawesville facility after closing and will share the benefit of the indemnity furnished by Southwire under the stock purchase agreement.

     Notwithstanding our separate ownership of specific assets of the Hawesville facility, we and Glencore will each be entitled to a pro rata portion of the aggregate production and be obligated to pay a pro rata portion of the expenses of the facility. Glencore will hold title to the fifth potline, which produces standard grade aluminum and was added to the Hawesville facility in September 1999. We will hold title to the facility's four original potlines, which produce high-purity aluminum. We and Glencore will have separate undivided interests in all of the remaining assets related to the Hawesville facility's operations. We may in the future exchange a 20% undivided interest in our four potlines for an 80% interest in Glencore's fifth potline, which would result in our ownership of an 80% undivided interest in the entire Hawesville facility. The indenture will require that, if the exchange occurs, the newly acquired interest in the fifth potline be subject to the lien of the indenture and related security documents.

     In connection with the NSA acquisition, we will enter into a ten-year contract with Southwire to supply 240 million pounds of high-purity molten aluminum annually to Southwire's wire and cable manufacturing facility located adjacent to the Hawesville facility. Under this contract, Southwire will also purchase 60 million pounds of standard grade molten aluminum each year for the first five years of the contract, with an option to purchase an equal amount in each of the remaining five years. We have agreed with Glencore to each be responsible for providing a pro rata portion of the aluminum supplied to Southwire under this contract, which will represent approximately 57% of the production capacity of the Hawesville facility through April 2006. We and Glencore will each market and sell our pro rata share of the remaining portion of the aluminum produced at the Hawesville facility. The price for the molten aluminum to be delivered to Southwire from the Hawesville facility is variable and will be determined by reference to the U.S. Midwest Market Index (an index that has an approximate $0.03 to $0.05 premium to the LME price). This contract expires 10 years after the closing of the NSA acquisition and will be automatically renewed for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

GLENCORE PARTICIPATION IN THE HAWESVILLE FACILITY

     Concurrently with the closing of the NSA acquisition, we will enter into an owners agreement with Glencore governing the ownership and operation of the Hawesville facility. The owners agreement will be similar to our existing owners agreement with Alcoa which governs the ownership of the Mt. Holly facility. That agreement has been in place for more than 20 years. Under the owners agreement with Glencore, we have agreed to share pro rata in all rights, liabilities and obligations related to the Hawesville facility, including those under the existing power and alumina supply contracts. Each owner will be permitted to sell its property or interests in the Hawesville facility subject to notice and a right of first refusal by the other owner. Similarly, in the event of a foreclosure (or other involuntary transfer) of any of an owner's property or interest in the Hawesville facility, or in the event of a breach by an owner of certain of its obligations under the owners agreement, the other owner would be entitled, in the case of a foreclosure, to advance notice and the opportunity to acquire all or part of the other owner's interest prior to the foreclosure and, in the event of a breach, to acquire all or part of the other owner's interest, in each case at a price equal to fair market value of that interest. See "Risk Factors -- Risks Relating to the Notes -- The ability of the trustee to liquidate the collateral and the value received could be impaired or impeded by the terms of our agreements with our operating partners."

     Under the Hawesville owners agreement, the Hawesville facility will be operated and managed by a newly formed limited liability company. The operating company will be supervised and controlled by an owners committee composed of an equal number of members appointed by us and Glencore. In general, significant transactions, including approval of annual operating budgets, certain capital expenditures and sales outside the ordinary course of business will require unanimous consent of the owners committee. We will hold an 80% membership interest in the operating company and Glencore will own a 20% membership interest. The operating company will receive a fee of 0.75% of the value of primary aluminum produced at the facility as compensation for the services it performs as operator of the facility.

     The operating company will hold the Hawesville facility's power supply contract and will be responsible for performance of the owners' obligations under that contract. In addition, the owners will be required to pay a pro rata portion of the expenses incurred by the operating company in its management of the facility. Our interest in the operating company will be accounted for on a consolidated basis, and our financial statements will be adjusted to reflect the minority interest allocation of Glencore's value of the operating company, which primarily represents the value of the Hawesville power contract which is held by the operating company. The operating company may, under certain circumstances, transfer to each owner its pro rata interest in the power contract.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table presents Century Aluminum's unaudited pro forma consolidated balance sheet as of December 31, 2000 and unaudited pro forma income statement for the year ended December 31, 2000. The unaudited pro forma consolidated financial data presented below has been derived from the historical financial statements of Century Aluminum, Xstrata Aluminum Corporation (from which we purchased our additional interest in the Mt. Holly facility), a wholly-owned subsidiary of Xstrata AG, an affiliate of Glencore, and NSA. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations or financial condition would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project our results of operations or financial condition as of any date or for any future period. Among other things, the unaudited pro forma financial data does not reflect the effects of:

     - certain administrative costs of NSA reflected in its historical financial statements that were allocated from Southwire, including significant expense allocations for employee-related costs, as a result of which the actual administrative costs incurred by us for the Hawesville facility following the NSA acquisition may be materially different;

     - changes to labor costs that might occur as a result of the collective bargaining agreement we negotiated with the USWA which will cover all hourly employees at the Hawesville facility following the NSA acquisition; or

     - the differences, if any, between the effects our hedging activities will have on our results of operations following the acquisition compared to the hedging activities of Southwire during its ownership of the Hawesville facility.

See "Risk Factors -- Our historical and pro forma financial information may not be comparable to our results for future periods."

     The unaudited pro forma consolidated income statement for the year ended December 31, 2000 gives pro forma effect to the following events, as if they were consummated on January 1, 2000:

     - our acquisition in April 2000 of an additional 23% ownership interest in the Mt. Holly facility;

     - the NSA acquisition, to be completed concurrently with the closing of the offering of these notes, together with the related aluminum supply contract between us and Southwire and the sale of a 20% interest in the Hawesville facility to Glencore;

     - the financing transactions related to the NSA acquisition, including (1) the issuance of these notes, (2) the borrowings under our revolving credit facility and (3) the sale of convertible preferred stock of Century Aluminum Company to Glencore; and

     - other adjustments that management believes are directly related to the NSA acquisition and are factually supportable.

The unaudited pro forma consolidated balance sheet as of December 31, 2000 gives effect to the NSA acquisition and related transactions as if they were consummated as of the balance sheet date.

     The NSA acquisition will be accounted for under the purchase method of accounting. Under purchase accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the purchase price and useful lives assigned to assets acquired and other adjustments made in the unaudited pro forma consolidated financial data are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Consequently, the final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                      HISTORICAL                 PRO FORMA ADJUSTMENTS
                                 --------------------   ----------------------------------------
                                 CENTURY                ACQUISITION OF NSA   SALE TO GLENCORE OF    PRO FORMA
                                 ALUMINUM      NSA        AND FINANCING      20% INTEREST IN NSA   CONSOLIDATED
                                 --------   ---------   ------------------   -------------------   ------------
ASSETS
Cash and cash equivalents......  $ 32,962   $      26       $ 336,917(1)          $100,479(2)        $    988
                                                             (469,396)(3)
Accounts receivable, net.......    31,119      21,858             280(3)                --             61,333
                                                                8,076(4)
Inventory......................    44,081      36,946           6,762(3)                --             87,789
Due from affiliates............    15,672       8,076          (8,076)(4)               --             15,672
Prepaid and other current
  assets.......................     9,487         145             (55)(3)               --              9,577
                                 --------   ---------       ---------             --------           --------
Current assets.................   133,321      67,051        (125,492)             100,479            175,359
Property, plant and equipment,
  net..........................   184,526     161,292         278,638(3)           (72,300)(2)        552,156
Capitalized financing fees.....        --          --          14,000(1)                --             14,000
Intangible assets..............        --          --         119,483(3)                --            119,483
Other assets...................    15,923         102             (18)(3)              (17)(2)         15,990
                                 --------   ---------       ---------             --------           --------
    Total assets...............  $333,770   $ 228,445       $ 286,611             $ 28,162           $876,988
                                 ========   =========       =========             ========           ========
LIABILITIES AND EQUITY
Accounts payable and accrued
  liabilities..................  $ 52,635   $  38,334       $  (6,954)(3)         $     --           $ 84,015
Due to affiliates..............     3,985          --              --                8,531(2)          12,516
Industrial revenue bonds.......        --       7,815              --               (1,563)(2)          6,252
Current portion of deferred
  taxes........................        --          --           2,637(3)                --              2,637
                                 --------   ---------       ---------             --------           --------
Current liabilities............    56,620      46,149          (4,317)               6,968            105,420
Long-term debt.................        --          --         325,917(1)                --            325,917
Accrued pension benefits costs
  (excluding current
  portion).....................     3,656          --              --                   --              3,656
Accrued postretirement benefits
  costs (excluding current
  position)....................    42,170       7,352           6,164(3)            (2,703)(2)         52,983
Deferred taxes (excluding
  current portion).............    22,125          --         108,791(3)                --            130,916
Other noncurrent liabilities...     6,560          --              --                   --              6,560
                                 --------   ---------       ---------             --------           --------
    Total liabilities..........   131,131      53,501         436,555                4,265            625,452
Minority interest in limited
  liability company............        --          --              --               23,897(2)          23,897
Shareholders' equity:
Convertible preferred stock....        --          --          25,000(1)                --             25,000
Common stock...................       203          --              --                   --                203
Additional paid-in capital.....   166,184          --              --                   --            166,184
Retained earnings..............    36,252     310,983        (310,983)(3)               --             36,252
Advances to parent.............        --    (136,039)        136,039(3)                --                 --
                                 --------   ---------       ---------             --------           --------
Total shareholders' equity.....   202,639     174,944        (149,944)                  --            227,639
                                 --------   ---------       ---------             --------           --------
Total liabilities and
  shareholders' equity.........  $333,770   $ 228,445       $ 286,611             $ 28,162           $876,988
                                 ========   =========       =========             ========           ========

 See accompanying notes to the unaudited pro forma consolidated balance sheet.

          NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

     1. Records the proceeds and related obligations, net of capitalized financing costs, from the sale of the notes, borrowings under the revolving credit facility, and the sale of convertible preferred stock. Financing costs will be amortized straight line over the life of the related debt. Proceeds from the sale of the notes, borrowings under the revolving credit facility, and the sale of convertible preferred stock are summarized as follows:

LONG-TERM DEBT:
Revolving credit facility...................................  $ 10,917
Senior secured first mortgage notes.........................   315,000
                                                              --------
     Total increase in debt.................................   325,917
                                                              --------
Convertible preferred stock.................................    25,000
                                                              --------
     Total increase in shareholders' equity.................    25,000
                                                              --------
Total proceeds..............................................   350,917
Capitalized financing costs.................................   (14,000)
                                                              --------
Net proceeds................................................  $336,917
                                                              ========

     2. Reflects the cash proceeds and allocation of the proceeds from the sale of the fifth potline, a 20% interest in the limited liability company that will hold the power contract and a 20% undivided interest in the remaining net assets of NSA (excluding the original four potlines, which will be 100% owned by Century Aluminum) to Glencore. Selling price is subject to adjustment as a result of changes in selected working capital accounts and to an additional payment of up to $1,400 as provided for in the agreement.

Selling price...............................................  $ 99,000
Estimate for working capital adjustment.....................       479
Commissions, fees and expenses..............................     1,000
                                                              --------
Total selling price.........................................  $100,479
                                                              ========
PRELIMINARY ALLOCATION OF NET ASSETS SOLD:
Property, plant and equipment and other noncurrent assets...  $ 72,317
Minority interest in limited liability operating company....    23,897
Liabilities.................................................     4,265
                                                              --------
Net assets sold.............................................  $100,479
                                                              ========

     3. Reflects the cash payment and allocation of the estimated aggregate purchase price for NSA, including the estimated transaction fees and expenses (subject to adjustment as a result of changes in selected working capital accounts and to an additional payment not to exceed $7.0 million as provided for in the agreement). The purchase price allocation to property, plant and equipment will be amortized over the estimated useful lives of the assets ranging from 5 to 30 years. The intangible asset, consisting of the fair market value of the power contract acquired in connection with the NSA acquisition, will be amortized over its term (ten years) using a systematic method that is reflective of the underlying value of the asset.

PURCHASE PRICE:
Purchase price..............................................  $ 460,000
Estimate for working capital adjustment.....................      2,396
Commissions, fees and expenses..............................      7,000
                                                              ---------
Total purchase price........................................  $ 469,396
                                                              =========
PRELIMINARY ALLOCATION OF PURCHASE PRICE:
Total current assets........................................  $  74,038
Property, plant and equipment...............................    439,930
Intangible and other noncurrent assets......................    119,567
Liabilities assumed.........................................    (52,711)
Deferred taxes (including current portion)..................   (111,428)
                                                              ---------
Total purchase price........................................  $ 469,396
                                                              =========

     4. Reflects the adjustment to reclassify receivables from Southwire from related party to third party.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 PRO FORMA
                                             ACQUISITION OF                       CENTURY        HISTORICAL
                                           ADDITIONAL INTEREST                  ALUMINUM AND        NSA
                              CENTURY         IN MT. HOLLY        PRO FORMA    ADDITIONAL MT.        AS         PRO FORMA
                              ALUMINUM         FACILITY(1)       ADJUSTMENTS   HOLLY INTEREST   ADJUSTED(2)    ADJUSTMENTS
                            ------------   -------------------   -----------   --------------   ------------   -----------
Net sales, third
  parties.................    $299,277           $    --            $  --         $299,277      $    142,078    $    (586)(3)
                                                                                                                  178,730(4)
Net sales, related
  parties.................     129,320            18,081               --          147,401           185,811     (178,730)(4)
                              --------           -------            -----         --------      ------------    ---------
Total net sales...........     428,597            18,081               --          446,678           327,889         (586)
Cost of good sold.........     396,139            16,940              185(5)       413,634           254,964        9,744(6)
                                    --                --              370(7)            --                --       18,075(8)
                              --------           -------            -----         --------      ------------    ---------
Gross profit (loss).......      32,458             1,141             (555)          33,044            72,925      (28,405)
Selling, general and
  administrative
  expenses................      13,931                --               --           13,931            12,199         (539)(9)
                              --------           -------            -----         --------      ------------    ---------
Operating income (loss)...      18,527             1,141             (555)          19,113            60,726      (27,866)
Gain on sale of rolling
  and fabrication
  businesses..............       5,156                --               --            5,156                --           --
Interest income (expense),
  net.....................       2,267            (1,475)             121(10)          913             3,711      (49,294)(11)
Other income (expense),
  net.....................       6,461              (108)              --            6,353             1,052           --
Net gain on forward
  contracts...............       4,195                --               --            4,195                --           --
                              --------           -------            -----         --------      ------------    ---------
Income before income
  taxes...................      36,606              (442)            (434)          35,730            65,489      (77,160)
Income tax (expense)
  benefit.................     (11,301)              (15)             165(12)      (11,151)               --       29,106(13)
                                                                                                                  (25,541)(14)
                              --------           -------            -----         --------      ------------    ---------
Net income (loss) before
  minority interest.......      25,305              (457)            (269)          24,579            65,489      (73,595)
Minority interest, net of
  tax.....................          --                --               --               --                --        2,205(15)
                              --------           -------            -----         --------      ------------    ---------
Net income (loss).........    $ 25,305           $  (457)           $(269)        $ 24,579      $     65,489    $ (71,390)
                              ========           =======            =====         ========      ============    =========
Preferred dividends.......          --                --               --               --                --       (2,000)(16)
                              --------           -------            -----         --------      ------------    ---------
Earnings available to
  common shareholders.....    $ 25,305           $  (457)           $(269)        $ 24,579      $     65,489    $ (73,390)
                              ========           =======            =====         ========      ============    =========
Earnings per common share
  Basic...................       $1.25                                               $1.21
  Diluted.................       $1.24                                               $1.20
Weighted average common
  shares outstanding
  Basic...................      20,308                                              20,308
  Diluted.................      20,478                                              20,478


                             PRO FORMA
                            CONSOLIDATED
                            ------------
Net sales, third
  parties.................    $619,499
Net sales, related
  parties.................     154,482
                              --------
Total net sales...........     773,981
Cost of good sold.........     696,417
                              --------
Gross profit (loss).......      77,564
Selling, general and
  administrative
  expenses................      25,591
                              --------
Operating income (loss)...      51,973
Gain on sale of rolling
  and fabrication
  businesses..............       5,156
Interest income (expense),
  net.....................     (44,670)
Other income (expense),
  net.....................       7,405
Net gain on forward
  contracts...............       4,195
                              --------
Income before income
  taxes...................      24,059
Income tax (expense)
  benefit.................      (7,586)
                              --------
Net income (loss) before
  minority interest.......      16,473
Minority interest, net of
  tax.....................       2,205
                              --------
Net income (loss).........    $ 18,678
                              ========
Preferred dividends.......      (2,000)
                              --------
Earnings available to
  common shareholders.....    $ 16,678
                              ========
Earnings per common share
  Basic...................       $0.82
  Diluted.................       $0.81
Weighted average common
  shares outstanding
  Basic...................      20,308
  Diluted.................      20,478

See accompanying notes to the unaudited pro forma consolidated income statement.

         NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                             (DOLLARS IN THOUSANDS)

     1. Reflects the addition of the historical operating results of Xstrata Aluminum Corporation's 23% interest in the Mt. Holly facility, which was acquired by Century Aluminum effective April 1, 2000, for the three months ended March 31, 2000.

     2. As a result of the NSA acquisition, the concurrent sale of a 20% interest in the Hawesville facility to Glencore, and the operating and other agreements entered into with Glencore related to these transactions, Century Aluminum will be required to pay 80% of the operating expenses for the facility and will be entitled to 80% of the aggregate production of the facility. As a result, this column reflects 80% of the historical amounts reported in the NSA income statement for the year ended December 31, 2000.

     3. Reflects the adjustment to record the estimated effects of Century Aluminum's interest in the new metal supply agreement between Century Aluminum and Southwire as if the agreement had been in place as of January 1, 2000.

     4. Reflects the adjustment to reclassify net NSA sales to Southwire from related party to third party and sales to Glencore from third party to related party.

     5. Reflects the adjustment to record the estimated incremental depreciation expense associated with the purchase accounting write-up of the additional 23% undivided interest in the property, plant and equipment at the Mt. Holly facility.

     6. Reflects the adjustment to record the estimated effect of the higher incremental depreciation expense associated with the purchase accounting write-up to the appraised fair value, based on allocation of the purchase price, of Century Aluminum's direct and undivided interest in NSA's property, plant and equipment.

     7. Reflects the adjustment to cost of sales associated with the incremental effects of the new last-in, first-out (LIFO) base year values established in accordance with the purchase method of accounting.

     8. Reflects the adjustment to record the estimated amortization expense associated with the purchase accounting write-up of NSA's intangible assets consisting of the fair market value of the power contract acquired in connection with the NSA acquisition, which will be held by the limited liability company. The contract value will be amortized over its term (ten years) using a systematic method that is reflective of the underlying value of the contract. Pro forma amortization expense is estimated to be $18.1 in the first year of the contract, $10.0 million in the second year, $8.5 million in the third year, $11.0 million in the fourth year, $9.7 million in the fifth year, and $9.5 million in the sixth year.

     9. Reflects the adjustment to record management fees paid to Century Aluminum under the new owners agreement with Glencore.

     10. Reflects the pro forma interest expense adjustments to:

          a) eliminate the historical interest expense associated with the additional 23% interest in the Mt. Holly facility acquired as the indebtedness was not assumed in the purchase, and

          b) eliminate the interest income for the year ended December 31, 2000 giving effect to the use of available cash for the acquisition of the additional 23% interest in the Mt. Holly facility.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Elimination of historical interest income at Century
  Aluminum..................................................       $(1,213)
Elimination of historical interest income at the Mt. Holly
  facility..................................................         1,475
Additional interest costs related to revolving credit
  facility..................................................          (141)
                                                                   -------
Decrease in interest expense................................       $   121
                                                                   =======

     11. Interest expense adjustments to arrive at pro forma NSA include the following:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Additional interest costs related to:
Elimination of historical interest income at Century
  Aluminum..................................................       $ 1,054
Elimination of historical interest income at NSA............         3,989
Revolving credit facility, including commitment fees........         1,301
Senior secured first mortgage notes.........................        40,950
Amortization of deferred financing costs....................         2,000
                                                                   -------
Increase in interest expense................................       $49,294
                                                                   =======

The interest expense on borrowings under the revolving credit facility was determined based on the amount borrowed of $10.9 million as if it were outstanding during the fiscal year ended December 31, 2000. Interest costs associated with estimated borrowings under the revolving credit facility were calculated based on an average interest rate of 7.83% for the fiscal year ended December 31, 2000 (computed based on LIBOR + 2.75%). A hypothetical 12.5 basis point change in the relevant interest rate for the revolving credit facility would have changed our annual interest expense by $0.01 million, assuming no debt reduction. The interest expense associated with the notes was computed at an assumed interest rate of 13.0% per annum. A hypothetical 12.5 basis point change in the relevant interest rate for the notes would have changed our annual interest expense by $0.4 million, assuming no debt reduction.

     12. Reflects an adjustment to record income tax benefit for the effects of the pro forma adjustments for the purchase of the additional interest in the Mt. Holly facility using a 38% effective tax rate.

     13. Reflects an adjustment to record income tax benefit for the effects of the pro forma adjustments using an effective tax rate of 38%.

     14. Reflects an adjustment to record income tax expense for Century Aluminum's interest in the historical operating results of NSA, using an effective tax rate of 39%, as it will be a taxable entity as opposed to a partnership with no tax provision.

     15. Reflects an adjustment to record the minority interest allocation of the amortization associated with the intangible asset held by the limited liability company.

     16. Reflects an adjustment to record preferred dividends on the convertible preferred stock, which will be issued upon closing of the transaction. Preferred dividends are calculated using the stated rate of 8.0%.

                             THE ALUMINUM INDUSTRY

PRODUCT OVERVIEW

     Aluminum and aluminum products are used by a wide variety of industries that value its unique physical properties including light weight and relative strength, high resistance to corrosion, heat and electrical conductivity, reflective and nonmagnetic properties, non-toxicity and non-permeability and recyclability.

     The production of primary aluminum begins with the mining and refining of bauxite, an aluminum-bearing ore, to produce alumina, an intermediate material. Alumina is "reduced" into primary aluminum through an electrolytic reduction process. Approximately two pounds of bauxite are required to produce one pound of alumina, and approximately two pounds of alumina are required to produce one pound of primary aluminum. The primary aluminum produced in the reduction process can be mixed with various alloys or left in its pure form and then cast into shapes, such as billet and ingot. Depending on their end-use, these cast products are then remelted, rolled, extruded, forged, drawn or machined into forms which vary from heavy aluminum plate to fine aluminum wire.

     The electrolytic process that separates alumina into its base elements, aluminum and oxygen, takes place in large, carbon-lined steel pots which are aligned in a series referred to as a potline. During the reduction process, significant amounts of electricity flow through each pot in the potline. The bottom of each pot acts as a cathode, or negative electrode, and carbon blocks suspended in the pot serve as an anode, or positive electrode. Inside the pots, alumina is dissolved in a molten electrolytic bath composed mainly of the mineral cryolite. The electrical current passing from the anode to the cathode causes the oxygen in alumina to split off and bond with the carbon in the anode, while pure molten aluminum settles to the bottom of the pot where it is siphoned off daily and cast into shapes based on the customer's specifications.

GLOBAL MARKET

     The principal sources of demand for aluminum are companies in the transportation, containers and packaging and building and construction industries.

          Transportation. The transportation industry accounted for an estimated 34% of worldwide aluminum consumption in 2000 and is the largest end-use market for aluminum both worldwide and in the United States. Aluminum is used in structural components in a variety of applications including airplanes and other aerospace equipment, automobiles, vans and truck trailers, as well as in engine blocks. The transportation sector continues to increase its use of aluminum in order to reduce vehicle weight and thereby improve fuel efficiency.

          Containers and Packaging. The containers and packaging industry accounted for approximately 21% of estimated worldwide aluminum consumption in 2000. This market segment consists mainly of beverage cans, household and institutional foil and semi-rigid aluminum packaging. Beverage cans are the largest component of this segment, as aluminum's recyclability, non-permeability and light weight give it advantages over steel and glass for use in beverage containers.

          Building and Construction. The building and construction sector accounted for approximately 17% of estimated worldwide aluminum consumption in 2000. In this sector, aluminum is used primarily for residential, industrial, commercial, farm and highway construction projects. Typical end-products include aluminum siding for homes, ladders, window frames, gutters and downspouts and stair treads. Aluminum is also used for infrastructure applications, including the construction of bridges, electrical towers and transmission lines.

HISTORICAL FACTORS

     The most commonly used benchmark for pricing primary aluminum is the price for aluminum transactions quoted on the London Metals Exchange, or LME. The LME price, however, does not represent the actual price paid for all primary aluminum products. For example, products delivered to U.S. customers are often sold at a premium to the LME price, typically referred to as the U.S. Midwest Market Index. Historically, this premium has averaged approximately $0.03 to $0.05 per pound. In addition, premiums are charged for adding certain alloys to aluminum for use in specific applications and for casting aluminum into specific shapes, such as extrusion billet or rolling slab.

     The average price of primary aluminum on the LME for the year ended December 31, 2000 was $0.70 per pound. The LME price as of March 5, 2001 was $0.71 per pound. The table below illustrates historical LME primary aluminum prices over the last twenty years:

                  WEEKLY AVERAGE LME CLOSING PRICE OF ALUMINUM

                                                                            LME CASH (E/LB)
                                                                            ---------------
1981                                                                             57.50
1982                                                                             45.10
1983                                                                             65.20
1984                                                                             56.70
1985                                                                             47.20
1986                                                                             52.20
1987                                                                             71.00
1988                                                                            114.80
1989                                                                             88.50
1990                                                                             74.30
1991                                                                             59.10
1992                                                                             56.90
1993                                                                             51.70
1994                                                                             67.10
1995                                                                             81.90
1996                                                                             68.20
1997                                                                             72.50
1998                                                                             61.60
1999                                                                             61.80
2000                                                                             70.20
2001                                                                             71.30

     During the 1990s, worldwide supply and demand levels for primary aluminum fluctuated significantly driven largely by episodes of declining consumption in the former Soviet Union and Asia. In the early 1990s, consumption of primary aluminum in the former Soviet Union fell off sharply due largely to a substantial decrease in demand from Russia's defense industry. Prices in western markets were adversely impacted as imports from Eastern Bloc countries substantially increased during this period. As a result, worldwide inventory levels rose dramatically through 1993, creating downward pressure on prices and leading to the idling of production capacity.

     From late 1993 to 1997, global demand for primary aluminum generally increased and inventory levels began to decline, leading to improved pricing and the reopening of some idled capacity. Global demand declined again in 1998 when Asia experienced economic difficulties, but rebounded in late 1999 as worldwide economic conditions improved. This growth in demand led to a further decline in inventory levels and the return to production of a substantial portion of the remaining idled capacity. In 2000, demand generally remained strong, exceeding supply and leading to a further reduction in global inventory levels. Although demand softened in late 2000, the effects were largely offset by shutdowns of production capacity in the northwestern United States.

CURRENT PRICE DYNAMICS

     The market price for primary aluminum, a global commodity, is determined by worldwide supply and demand conditions. Total global aluminum consumption in 2000 was estimated to be 24.8 million tonnes, representing an aggregate increase of nearly 13 million tonnes and a compound annual growth rate of approximately 3% over the past 20 years. According to estimates published by CRU, by 2005 total global aluminum consumption will increase by nearly 5 million tonnes, or 19.1%, over 2000 levels, representing a compound annual growth rate of 3.6% over the five-year period. The following table is based on CRU data and shows global primary aluminum consumption for the years 1999 through 2005:

                      GLOBAL PRIMARY ALUMINUM CONSUMPTION

                               ACTUAL   ESTIMATED                        PROJECTED
                               ------   ---------   ----------------------------------------------------
                                1999      2000       2001     2002     2003     2004     2005    CAGR(1)
                               ------   ---------   ------   ------   ------   ------   ------   -------
                                                       (IN THOUSANDS OF TONNES)
Asia.........................   7,983     8,776      9,208    9,693   10,215   10,751   11,323    6.0%
North America................   7,274     7,272      7,199    7,361    7,521    7,711    7,997    1.6%
Europe.......................   6,374     6,632      6,795    6,964    7,135    7,301    7,473    2.7%
South and Central America....     718       799        838      880      921      966    1,008    5.8%
CIS..........................     524       586        647      702      760      824      895    9.3%
Australasia..................     387       421        412      423      433      444      456    2.8%
Africa.......................     278       291        307      325      340      354      367    4.7%
                               ------    ------     ------   ------   ------   ------   ------    ----
Total World..................  23,538    24,777     25,406   26,348   27,325   28,351   29,519    3.8%

---------------
(1) Compound annual growth rate from 1999 to 2005.

     An important factor currently influencing the price of primary aluminum is the gap between consumption and available production capacity. In 2000, total estimated worldwide production was 24.4 million tonnes, which fell short of estimated consumption by 0.4 million tonnes. Based on CRU's demand projections, by 2005, consumption will exceed current production capacity by 3.4 million tonnes, or 13%.

     Although CRU estimates that global production capacity and consumption will be in balance by 2003, this estimate assumes additions to production capacity significantly greater than those which have been announced. However, it typically takes several years and significant amounts of capital to bring new primary aluminum capacity on line. In addition, global primary aluminum production capacity has been affected recently by the idling of production capacity in the northwestern United States. Sharply higher power prices stemming from a combination of high demand, industry deregulation, weather-related factors and a shortage of electrical generation capacity have caused producers in that region to shut down approximately 1.3 million tonnes of production capacity, representing approximately 5% of global capacity. Based on the current situation, we do not expect this idled production capacity to be restarted in the near future.

     Consequently, if expected capacity additions are delayed and consumption of primary aluminum meets expectations, we believe global production will continue to fall short of global consumption over the next several years, further depleting inventory levels and creating upward pressure on prices.

                                    BUSINESS

OVERVIEW

     We are a leading North American producer or primary aluminum. Our aluminum reduction facilities produce premium and commodity grade primary aluminum products ranging from molten aluminum to premium cast products such as high-purity foundry ingot and billet. We are the second largest primary aluminum producer in the United States, behind Alcoa, having produced over 570 million pounds of primary aluminum in 2000 with net sales of $428.6 million and EBITDA of $34.6 million. Following the NSA acquisition, we will have an annual production capacity over 1.0 billion pounds of primary aluminum, pro forma net sales of $774.0 million and pro forma EBITDA of $112.2 million for the year ended December 31, 2000.

     Our two current production facilities are located in Mt. Holly, South Carolina and Ravenswood, West Virginia. The Mt. Holly facility, built in 1980, is the most recently constructed aluminum reduction facility in the United States. We own a 49.7% interest in the Mt. Holly facility, which is operated by our partner, Alcoa. The Mt. Holly facility has an annual production capacity of 480 million pounds of primary aluminum, and our interest represents 238 million pounds of that capacity. The Ravenswood reduction facility, which we own entirely, began operations in 1957 and is located on the Ohio River close to major U.S. industrial customers. The Ravenswood facility has an annual production capacity of 375 million pounds of primary aluminum.

     Our strategic objective is to grow our primary aluminum business and to further capitalize on recent and anticipated improvements in industry fundamentals. To better focus on the production of primary aluminum, we sold our rolling and fabrication operations to Pechiney in September 1999. In April 2000, we increased our ownership interest in the Mt. Holly facility by 23% to 49.7%, increasing our overall production capacity by over 20%.

     As part of our growth strategy and in connection with the offering, we will acquire an aluminum reduction facility in Hawesville, Kentucky from the Southwire Company, a privately-held wire and cable manufacturing company. The Hawesville facility began operations in 1970 with four potlines. A fifth potline was added in 1999, increasing the total annual production capacity at the facility to 523 million pounds of primary aluminum. In connection with this acquisition, we will sell a 20% interest in the Hawesville facility to Glencore. Our 80% interest in the Hawesville facility will increase our overall production capacity by 418 million pounds, or 68%, and will lower our average per-unit cash production cost due to the Hawesville facility's lower cash production costs compared to our existing facilities.

FACILITIES AND PRODUCTION

  Ravenswood Facility

     The Ravenswood facility is owned and operated by our principal subsidiary, Century of West Virginia, Inc. Built in 1955, the Ravenswood facility operates four potlines with a total annual production capacity of 375 million pounds. The site is strategically located on the Ohio River in Ravenswood, West Virginia, 165 miles southwest of Pittsburgh and 45 miles north of Charleston, West Virginia, close to major U.S. industrial customers. The alumina used in the reduction process is transported by barge from the Gulf of Mexico through the Mississippi and Ohio river systems to its unloading point at the Ravenswood facility's dock.

     The Ravenswood facility produces molten aluminum for delivery to Pechiney's adjacent fabricating facility and commodity ingot which is cast and sold in the marketplace. The Ravenswood facility has a production capacity of approximately 375 million pounds of primary aluminum per year. The following table shows primary aluminum shipments from the Ravenswood facility during each of the last three years:

                 RAVENSWOOD FACILITY PRIMARY ALUMINUM SHIPMENTS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
                                                              (IN MILLIONS OF POUNDS)
Molten aluminum.............................................  333.3    297.7(1) 335.8
Rolling ingot and sow.......................................   40.9     63.0     41.6
                                                              -----    -----    -----
     Total..................................................  374.2    360.7    377.4
                                                              =====    =====    =====

---------------
(1) Decrease from 1998 reflects a loss of approximately 15 million pounds of primary aluminum shipments as a result of an illegal work stoppage at the Ravenswood facility in August 1999.

     We purchase the alumina we use at the Ravenswood facility under a fixed-price supply contract with Alcoa which will expire on December 31, 2001. As of January 1, 2002, the alumina we use at the Ravenswood facility will be supplied to us by Glencore under a new five-year contract at a variable price determined by reference to the quoted LME market price for primary aluminum. We purchase electricity under a fixed-price power supply contract with Ohio Power, a subsidiary of American Electric Power, which extends through July 31, 2003.

  Mt. Holly Facility

     The Mt. Holly facility, built in 1980, is the most recently constructed aluminum reduction facility in the United States. The plant consists of two potlines with a total annual production capacity of 480 million pounds and casting equipment used to cast molten aluminum into standard-grade ingot, extrusion billet and other premium primary aluminum products. Our 49.7% interest represents 238 million pounds of this production capacity. Premium primary aluminum products are sold at higher prices than commodity-priced primary aluminum. Alumina used in the production process is unloaded at the port of Charleston approximately 15 miles from the Mt. Holly facility and then transported to the facility by train.

     We hold our interest in the Mt. Holly facility through our wholly-owned indirect subsidiary, Berkeley Aluminum, Inc. Effective April 1, 2000, we increased our 26.7% interest in the Mt. Holly facility to 49.7% when Berkeley Aluminum, Inc. purchased an additional 23% interest from Xstrata Aluminum Corporation, a wholly-owned subsidiary of Xstrata AG, for $94.7 million. Glencore is a major shareholder of Xstrata AG and is also a major shareholder of Century Aluminum. Under the current ownership structure, we now hold an undivided 49.7% interest in the property, plant and equipment comprising the aluminum reduction operations at the Mt. Holly facility and an equivalent share in the general partnership responsible for the operation and maintenance of the facility. Alcoa owns the remaining 50.3% interest in the Mt. Holly facility and a proportionate share of the operating partnership. Under the terms of the operating partnership, Alcoa is responsible for operating and maintaining the facility, while each partner supplies its own alumina for conversion to primary aluminum and is responsible for its share of operational and maintenance costs.

     The Mt. Holly facility manufactures two basic product types:

     - primary aluminum cast into ingots, which we sell at commodity prices; and

     - primary aluminum alloyed and cast into value-added primary aluminum products, such as rolling ingot, foundry alloys and extrusion billet, which we sell at premium prices.

     The following table shows our primary aluminum shipments from the Mt. Holly facility during each of the last three years:

                 MT. HOLLY FACILITY PRIMARY ALUMINUM SHIPMENTS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998     1999     2000(1)
                                                              -----    -----    -------
                                                               (IN MILLIONS OF POUNDS)
Commodity-priced primary aluminum...........................   83.7     72.4     107.4
Premium-priced primary aluminum.............................   38.6     52.7      96.8
                                                              -----    -----     -----
     Total..................................................  122.3    125.1     204.2
                                                              =====    =====     =====

---------------
(1) We acquired an additional 23.0% interest in the Mt. Holly facility in April 2000.

     We currently purchase from Alcoa approximately 54% of our alumina requirements for the Mt. Holly facility under a fixed-priced supply contract that expires at the end of 2001. Beginning on January 1, 2002, Glencore will supply all of our alumina requirements for the Mt. Holly facility, of which approximately half will be supplied under a new five-year supply contract and the remainder will be supplied under a contract which runs through January 31, 2008. The price under both of our alumina supply contracts with Glencore is determined by reference to the quoted LME market price for primary aluminum.

     Alcoa, which operates the Mt. Holly facility, purchases all of the facility's power requirements from the South Carolina Public Service Authority under a power supply contract that expires at the end of 2005. The prices for the power purchased under this contract are fixed, subject to a fuel cost adjustment. A small portion of the power supplied under this contract is interruptible.

  Hawesville Facility

     The Hawesville facility, which began operations in 1970, is strategically located adjacent to the Ohio River near Hawesville, Kentucky. The Hawesville facility originally had four potlines with a total of 448 reduction cells used for the production of primary aluminum. In September 1999, a fifth potline with a total of 112 reduction cells became operational. Alumina used in the production process is unloaded from river barges at the facility's dock on the Ohio River.

     The Hawesville facility has a production capacity of 523 million pounds of primary aluminum per year, which includes approximately 110 million pounds of production from the recently added fifth potline. Under our owners agreement with Glencore, our pro rata portion of the annual production capacity of the Hawesville facility will be 418 million pounds. The original four potlines at the Hawesville facility are specially configured and operated so as to produce primary aluminum with a high purity level. The average purity level of primary aluminum produced by these potlines is 99.9%, compared to the purity of standard grade aluminum which is approximately 99.7%. The high purity primary aluminum produced by the four original potlines at the Hawesville facility provides the high conductivity required for Southwire's electrical wire and cable products as well as for aerospace applications. Standard grade aluminum would require the added expense of a chemical treatment to achieve the same level of conductivity. The newly installed fifth potline at the Hawesville facility produces standard grade aluminum.

     The Hawesville facility produces primary aluminum in molten, ingot and sow form. The following table shows primary aluminum shipments from the Hawesville facility during each of the last three years:

                 HAWESVILLE FACILITY PRIMARY ALUMINUM SHIPMENTS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                              1998     1999(1)     2000
                                                              -----    --------    -----
                                                               (IN MILLIONS OF POUNDS)
Molten aluminum.............................................  239.3     271.9      280.7
Ingot, pig and sow..........................................  121.9     129.7      206.6
Foundry alloys..............................................   68.8      67.3       54.1
                                                              -----     -----      -----
     Total..................................................  430.0     468.9      541.4
                                                              =====     =====      =====

---------------
(1) The fifth potline, which can produce approximately 110 million pounds of standard grade aluminum per year, began production in September 1999.

     The alumina used by the Hawesville facility is purchased under a supply contract with Kaiser which runs through December 31, 2005. The price for alumina purchased under this contract is variable and determined by reference to the quoted LME market price for primary aluminum. The Hawesville facility purchases all of its power from Kenergy Corp., a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Kenergy acquires the power it provides to the Hawesville facility under fixed price contracts with a subsidiary of LG&E Energy Corp., with delivery guaranteed by LG&E. The Hawesville facility currently purchases all of its power from Kenergy at fixed prices. Beginning in 2003, 12% of the Hawesville facility's requirements will be purchased at market rates. The market-rate component of the contract will increase to 30% in 2005.

SALES AND DISTRIBUTION

     The majority of the products produced at our facilities are sold to a limited number of customers. Giving pro forma effect to the NSA acquisition and our additional ownership interest in the Mt. Holly facility, we would have derived a combined total of approximately 76% of our 2000 consolidated sales from Glencore, Pechiney and Southwire, our three largest customers. Out of total pro forma revenues of $774.0 million for 2000, sales to Pechiney represented $244.6 million, or 32% of our total revenues, sales to Glencore represented $154.5 million, or 20% of total revenues and sales to Southwire represented $185.8 million, or 24% of total revenues. The remaining $189.1 million, or 24% of our total pro forma revenues, represented sales to approximately 50 other customers.

  Ravenswood Facility

     Sales of primary aluminum to Pechiney represented $239.1 million, or 87% of our revenues from the Ravenswood facility in 2000. Sales to third parties other than Pechiney represented $34.8 million, or 13% of our revenues in 2000. We currently have a contract with Pechiney under which it will purchase 23 to 27 million pounds per month of molten aluminum produced at the Ravenswood facility through July 31, 2003, at a price determined by reference to the U.S. Midwest Market Index. This contract will be automatically extended through July 31, 2007 provided that our current power contract for the Ravenswood facility is extended through that date. After July 31, 2003, Pechiney will have the right, upon 12 months notice, to reduce its purchase obligations under the contract by 50%. Through July 2003, sales to Pechiney will represent between 73% and 87% of our production capacity at the Ravenswood facility.

  Mt. Holly Facility

     Sales of primary aluminum to Glencore from the Mt. Holly facility represented $103.1 million, or 67% of our revenues from the Mt. Holly facility in 2000. Sales to third parties other than Glencore represented the remaining $51.6 million, or 33% of revenues from the Mt. Holly facility in 2000. On

April 7, 2000, we entered into a contract to sell to Glencore approximately 110 million pounds of the primary aluminum produced at the Mt. Holly facility each year through December 31, 2009. From April 2000 through December 31, 2001, the price is variable and determined by reference to the quoted LME market price for primary aluminum, while the remaining eight years of the contract are at a fixed price. Sales to Glencore under this contract represent 47% of our production capacity at the Mt. Holly facility.

  Hawesville Facility

     Sales of primary aluminum to Southwire accounted for $185.8 million, or 57% of the revenues from our 80% interest in the Hawesville facility in 2000. Sales to third parties accounted for the remaining $142.1 million, or 43% of the revenues from our 80% interest in the Hawesville facility in 2000. In connection with the NSA acquisition, we will enter into a ten-year contract with Southwire to supply 240 million pounds of high-purity molten aluminum annually to its wire and cable manufacturing facility located adjacent to the Hawesville facility. Under this contract, Southwire will also purchase 60 million pounds of standard grade molten aluminum each year for the first five years of the contract, with an option to purchase an equal amount each of the remaining five years. The price under this agreement is variable and will be determined by reference to the U.S. Midwest Market Index. This contract will be automatically renewed for additional five-year terms, unless either party provides 12 months prior notice that it has elected not to renew. Sales of primary aluminum to Southwire will represent up to 57% of the Hawesville facility's current production capacity for the first five years of the contract. Under our owners agreement with Glencore, we will each be responsible for providing a pro rata portion of the aluminum supplied to Southwire and will each be entitled to our pro rata portion of the remaining production.

PRICING AND RISK MANAGEMENT

     Our operating results are sensitive to changes in the price of primary aluminum and the raw materials used in its production. As a result, we attempt to mitigate the effects of fluctuations in primary aluminum and raw material prices through the use of various fixed-price commitments and financial instruments. Although these efforts may limit our ability to take advantage of favorable changes in the market prices for primary aluminum or raw materials, they insulate us from the cyclical prices for those goods and are intended to ensure we will earn acceptable margins on our products.

  Pricing

     We offer a number of pricing alternatives to our customers which, combined with our metals risk management activities, are designed to lock in a certain level of price stability on our primary aluminum sales. Pricing on our products is generally offered either at a fixed-price, where the customer pays an agreed-upon price over an extended period of time, or an indexed price, where the customer pays an agreed-upon premium over the LME price or over other market indices.

     In connection with the sale of our rolling and fabrication businesses in September 1999, we entered into a long-term contract with Pechiney under which it will purchase 23 to 27 million pounds per month of molten aluminum produced at the Ravenswood facility through July 31, 2003, at a price determined by reference to the U.S. Midwest Market Index. After increasing our ownership interest in the Mt. Holly facility, we entered into a contract to sell to Glencore approximately 110 million pounds of the primary aluminum produced at Mt. Holly each year through December 31, 2009. From April 2000 through December 31, 2001, the price is variable and determined by reference to the quoted LME market price for primary aluminum, while the remaining eight years of the contract are at a fixed price. In connection with the NSA acquisition, we will enter into a 10-year contract with Southwire to supply 240 million pounds of high-purity molten aluminum per year to Southwire's wire and cable manufacturing facility located adjacent to the Hawesville facility at a price determined by reference to the Midwest Market Index. Under this contract, Southwire will also purchase 60 million pounds of standard grade molten aluminum each year for the first five years of the contract, with an option to purchase an equal amount in each of the remaining five years. We have agreed with Glencore that each of us will be responsible for providing a pro rata portion of the aluminum supplied to Southwire from the Hawesville facility under this agreement.

     In addition to our contracts with Pechiney and Glencore, we had fixed price commitments to sell 124.4 million pounds of primary aluminum at December 31, 1999 and 50.3 million pounds at December 31, 2000. Of these fixed price commitments, 68.3 million pounds in 1999 and 14.7 million pounds in 2000 were with Glencore. We had no fixed price commitments to purchase aluminum at December 31, 1999 or 2000.

  Risk Management

     We manage our exposure to fluctuations in the price of primary aluminum by selling aluminum at fixed prices for future delivery and through financial instruments as well as alumina supply contracts with prices tied to the same indices as our aluminum sales contracts. Our risk management activities do not include trading or speculative transactions. Although we have not materially participated in the purchase of call or put options, in cases where we sell forward primary aluminum, from time to time we may purchase call options so that we can benefit from price increases which are significantly above our forward sales prices. In addition, we may purchase put options to protect ourselves from price decreases.

     To mitigate the risk of the commodity price fluctuations inherent in our business, as of December 31, 1999 and December 31, 2000, we had entered into forward primary aluminum sales contracts for 60 million pounds and 453.5 million pounds of primary aluminum, respectively. The contracts outstanding on December 31, 2000 will be settled in cash at various dates from 2001 through 2003. Based on market prices at December 31, 2000, we could have received $1.7 million for early settlement of the financial hedge contracts outstanding on that date.

     At December 31, 2000, we had entered into forward natural gas purchase contracts to mitigate the risk of fluctuations in the price of the natural gas we use in the primary aluminum production process. These contracts will be settled in cash on various dates in 2001. Based on the market prices for natural gas at December 31, 2000, we could have settled these forward natural gas purchase contracts and received approximately $1.5 million.

     All gains and losses from forward contract activity are reported separately in our statements of operations. Unrealized gains or losses on the forward primary aluminum contracts, realized gains or losses from the cash settlement of the forward primary aluminum contracts and reversals of prior period unrealized losses are reported as either gains or losses on forward contracts. Beginning January 1, 2001, our financial instruments have been designated as cash flow hedges under the new accounting standards which became effective on that date and we will no longer report unrealized gains or losses in our statement of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Accounting Standards." Our forward natural gas purchase contracts have been designated as hedges and unrealized gains or losses are deferred in the balance sheet.

     We monitor our overall position, and our metals risk management activities are subject to the management, control and direction of senior management. These activities are regularly reported to our board of directors.

COMPETITION

     The market for primary aluminum is diverse and highly competitive. We compete in the production and sale of primary aluminum with numerous other producers in North America and with other producers worldwide. Our principal competitors in the U.S. market are Alcoa, Alcan and various other smaller primary aluminum producers. Aluminum also competes with other materials such as steel, plastic and glass, which may be used as alternatives for some applications based upon relative pricing. See "Risk Factors -- Risks Relating to our Business -- The market for primary aluminum is highly competitive."

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

     We believe that we compete on the basis of quality, price, timeliness of delivery and customer service. Some of our competitors have substantially greater manufacturing and financial resources, and some have cost structures with respect to alumina, electricity and labor that are more advantageous than ours.

     We anticipate that continuing industry consolidation will intensify competition and further emphasize the importance of cost efficient operations. With the acquisition of our 80% interest in the Hawesville facility and the integration of its operations with those of our existing facilities, we expect to improve the competitiveness of our position on the industry cost curve and capture a significant share of the high-purity segment of the market.

ENVIRONMENTAL MATTERS

     Our operations are subject to various environmental laws and regulations. We have spent, and expect to spend in the future, significant amounts for compliance with those laws and regulations. In addition, some of our past manufacturing activities have resulted in environmental consequences which require remedial measures. Pursuant to certain environmental laws which may impose liability regardless of fault, we may be liable for the costs of remediation of contaminated property or for the amelioration of damage to natural resources. Although we believe, based upon information currently available to our management, that we will not be subject to environmental liabilities which are likely to have a material adverse effect on us, we cannot be certain that future remedial requirements at our current and formerly owned or operated properties or adjacent areas will not result in a material adverse effect on our financial condition, results of operations or liquidity.

     The 1990 amendments to the Clean Air Act impose stringent standards on the aluminum industry's air emissions. These amendments affect our operations as technology-based standards relating to reduction facilities and carbon plants have been instituted. Although we cannot predict with certainty how much we will be required to spend to comply with these standards, our general capital expenditure plan includes certain projects designed to improve our compliance to both known and anticipated requirements.

     We have planned capital expenditures related to environmental matters at all of our facilities of $3.4 million in 2001, $6.7 million in 2002 and $3.9 million in 2003. In addition, we expect to incur operating expenses relating to environmental matters of approximately $5.2 million in each of 2001, 2002 and 2003. These estimates include our pro rata portion of planned capital expenditures for the Hawesville facility. As part of our general capital expenditure plan, we also expect to incur capital expenditures for other capital projects that may, in addition to improving our operations, reduce certain environmental impacts. It is our policy to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable we are liable and when the costs of our liability can be reasonably estimated. Our aggregate environmental related accrued liabilities were $0.9 million at December 31, 2000. All accrued amounts have been recorded without giving effect to any possible future recoveries, as explained more fully below. With respect to ongoing environmental compliance costs, including maintenance and monitoring, we expense the costs when incurred.

  Ravenswood Facility

     We are aware of some environmental contamination at our Ravenswood facility which is likely to require remedial measures. We believe a significant portion of this contamination is attributable to the operations of a prior owner and will be the financial responsibility of that owner, as discussed below.

     Pursuant to an order issued in 1994 by the Environmental Protection Agency, or EPA, under Section 3008(h) of the Resource Conservation and Recovery Act, or RCRA, we are performing remedial measures at a former oil pond area at Ravenswood in connection with cyanide contamination in the groundwater. We also have conducted and submitted to the EPA an RCRA facility investigation evaluating other areas that may have contamination. Once the investigation is complete, we will have 60 days to submit a corrective measures study proposing the remediation measures we plan to institute for those areas that will require cleanup. If remedial measures are required, the EPA will issue an order which will detail our responsibilities.
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

     Before we acquired the Ravenswood facility in 1989, Kaiser owned and operated the facility for approximately 30 years. Many of the conditions which we investigated under the 1994 EPA order exist because of activities which occurred during Kaiser's ownership and operation of the facility. With respect to those conditions, Kaiser will be responsible for the costs of required cleanup under the terms of our agreement to purchase the Ravenswood facility. In addition, Kaiser retained title to certain land at the Ravenswood facility and retains full responsibility for those areas. Under current environmental laws, we may be required to undertake remedial measures with respect to any contamination which was discharged from areas which Kaiser owns or previously owned or operated. However, if such remediation is required, we believe that Kaiser will be liable for some or all of the costs we incur.

     In connection with the sale of our rolling and fabrication businesses at Ravenswood to Pechiney, we transferred to Pechiney certain of our indemnification rights under the agreements relating to our previous purchase of such businesses. In addition, the agreement with Pechiney provides further indemnification obligations by us to Pechiney which are limited, in general, to pre-closing conditions which were not disclosed to Pechiney or to off-site migration of hazardous substances from our pre-closing acts or omissions. In general, our indemnification obligations expire on September 20, 2005 and are payable only to the extent they exceed $2.0 million in the aggregate.

  Mt. Holly Facility

     We are not aware of any material cost of environmental compliance or any material environmental liability for which we would be responsible at the Mt. Holly facility.

  NSA/Hawesville Facility

     The Hawesville facility has been listed on the National Priorities List under the federal Comprehensive Environmental Response, Compensation and Liability Act. On July 6, 2000, the EPA issued a final Record of Decision, or ROD, which details response actions to be implemented at several locations at the Hawesville site to address actual or threatened releases of hazardous substances. Those actions include:

     - removal and off-site disposal at approved landfills of certain soils contaminated by polychlorinated biphenyls, or PCBs;

     - management and containment of soils and sediments with low PCB contamination in certain areas on-site; and

     - the continued extraction and treatment of cyanide contaminated ground water using the existing ground water treatment system.

     The total capital costs for the remedial actions to be undertaken and paid for by Southwire relative to this site is estimated under the ROD to be $12.6 million and the forecast of annual operating and maintenance costs is $1.2 million. Under our agreement with Southwire to purchase NSA, Southwire will indemnify us from all on-site environmental liabilities known to exist prior to the closing of the acquisition, including all remediation, operation and maintenance obligations under the ROD. Although Southwire is responsible for operating and maintaining the ground water treatment system required under the ROD, we have agreed to reimburse Southwire up to $0.4 million annually for the cost of extracting and treating contaminated ground water on the site. Under the terms of our agreements with Glencore relating to our ownership and operation of the Hawesville facility, Glencore will share pro rata in any environmental costs (net of any amounts available under the indemnity provisions in our stock purchase agreement with Southwire) associated with the Hawesville facility.

     If on-site environmental liabilities relating to NSA's pre-closing activities that were not known to exist as of the date of the closing of the acquisition become known within six years after the closing, we and Glencore, based on our respective percentage interests in the Hawesville facility, will share the costs of remedial action with Southwire on a sliding scale depending on the year the claim is brought. Any on-site environmental liabilities arising from pre-closing activities which do not become known until on or after
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

the sixth anniversary of the closing of the NSA acquisition will be the responsibility of Glencore and us. In addition, we and Glencore will be responsible for a pro rata portion of any post-closing environmental costs which result from a change in environmental laws after the closing or from our own activities, including a change in the use of the facility.

     As described more fully in "The NSA Acquisition," our acquisition of NSA will be accomplished through the purchase of all of the outstanding equity securities of its parent company, Metalsco, a wholly-owned subsidiary of Southwire. Metalsco has owned, but will not own at the closing of the NSA acquisition, certain assets which are unrelated to NSA, including the stock of Gaston Copper Recycling Corporation, a secondary metals reduction facility in South Carolina. Gaston has numerous liabilities related to environmental conditions at its reduction facility. Gaston and all other non-NSA assets that have been owned at any time by Metalsco have been identified in our agreement with Southwire as unwanted property and will be distributed to Southwire prior to the closing of the NSA acquisition. Southwire has agreed to indemnify us for all liabilities related to the unwanted property. Southwire will also retain ownership of certain land adjacent to the Hawesville facility containing NSA's former potliner disposal areas, which are the sources of cyanide contamination in the facility's groundwater. Southwire will retain full responsibility for this land, which was never owned by Metalsco and is located on the north boundary of the Hawesville site. In addition, Southwire will indemnify us from all risks associated with off-site hazardous material disposals by NSA which pre-date the closing of the acquisition.

     Under the terms of our agreement to purchase NSA, Southwire will secure its indemnity obligations for environmental liabilities for seven years after the closing by posting a $15 million letter of credit issued in our favor, with an additional $15 million to be posted if Southwire's net worth drops below a pre-determined level during that period. Our indemnity rights under the agreement will be shared pro rata with Glencore. The amount of security Southwire provides may increase (but not above $15 million or $30 million, as applicable) or decrease (but not below $3 million) if certain specified conditions are met. We cannot be certain that Southwire will be able to meet its indemnity obligations following the closing of the acquisition. In that event, under certain environmental laws which impose liability regardless of fault, we may be liable for any outstanding remedial measures required under the ROD and for certain liabilities related to the unwanted properties. If Southwire fails to meet its indemnity obligations or if our shared or assumed liability is significantly greater than anticipated, our financial condition, our results of operations and liquidity could be adversely affected.

  Vialco

     We are aware of contamination at an alumina facility at St. Croix, Virgin Islands which was previously owned by us through our Virgin Islands Alumina Corporation subsidiary, or Vialco. We are a party to an Administrative Order of Consent with the EPA pursuant to which all past and present owners of the alumina facility have agreed to carry out a Hydocarbon Recovery Plan which provides for the removal and management of oil which is floating on top of groundwater underlying the facility. Pursuant to the Hydocarbon Recovery Plan, recovered hydrocarbons and groundwater will be delivered to an adjacent petroleum refinery where they will be received and managed. The owner of the petroleum refinery will pay the parties participating in the recovery efforts the fair market value of the petroleum hydrocarbon recovered.

     Pursuant to the agreement under which we sold the premises to St. Croix Alumina, LLC, a subsidiary of Alcoa, or St. Croix, we retained liability for environmental conditions existing at the time of the sale, but only to the extent those conditions arose as a result of our operation of the facility. We are only obligated to indemnify St. Croix for amounts it spends on remediation which exceed $0.3 million, but are not greater than $18.0 million. In addition, Lockheed Martin Corporation, which sold the facility to Vialco in 1989, has indemnified and defended us with respect to certain limited environmental liabilities at the site pursuant to the terms of our agreement to purchase the facility from Lockheed Martin, including those arising under the Administrative Order of Consent. Under our agreement with Lockheed Martin, we agreed to assume responsibilities for other environmental liabilities. Our management does not believe that

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

our liability for environmental conditions at this facility will have a material adverse effect on our financial condition, results of operations, or liquidity.

RESEARCH AND DEVELOPMENT

     We perform ongoing process development work primarily using our in-house engineering resources. Recently, we have been focusing our efforts on refining the computer control of pots and reducing electricity usage by using different configurations for the anodes in each pot.

     At the Ravenswood facility, we are participating in two cooperative research agreements with the U.S. Department of Energy and other partners. These projects are designed to improve the operating and energy efficiencies of the primary aluminum production process. One project, which we implemented in 1999, uses experimental system software to identify pots that are not operating at optimal levels. Our potline operators use the information provided by the computer's databases to correct operational inefficiencies in the potline. The next phase of this project, which began in the third quarter of 2000, will employ artificial intelligence systems to enhance existing pot control systems. In 1998, we began work on another project which focuses on the use of additives to cathode blocks to prolong their life and improve operating efficiency. The first phase of small scale testing has been successfully completed and the next phase will involve placing carbon blocks with the additives in active pots for evaluation.

     Two other capital projects are under way at the Ravenswood facility which are designed to improve our ability to handle nearly 1,800 new and spent anodes per day. These projects, which are expected to be completed in 2002, will involve the installation of new automated cranes that will allow the crane operator to perform most of the work associated with spent anode replacement and eliminate much of the manual labor formerly required. The completion of these projects will require an investment of approximately $18.0 million, of which $10.4 million has already been invested.

     Our expenditures for third-party research and development totaled $1.7 million in 1998 and $0.8 million in 1999. No third-party expenditures were made in 2000, nor are any anticipated for 2001.

INTELLECTUAL PROPERTY

     We own or have the right to use a number of patents and patent applications relating to various aspects of our operations. We do not consider our business to be materially dependent on any of these patents or patent applications.

     We will own the rights to the aluminum reduction technology used at the Hawesville facility to the extent of our pro rata interest in the facility. Southwire purchased the original technology from Kaiser, and under the terms of the purchase agreement, ownership rights to the basic technology and certain improvements vested in Southwire. These improvements included the redesign of production systems, equipment and apparatus used in the reduction of alumina into primary aluminum and the casting of primary aluminum products. Southwire has licensed portions of this technology to certain third parties.

EMPLOYEES AND LABOR RELATIONS

     Upon our acquisition of NSA, we will employ a work force of approximately 1,500 persons, consisting of approximately 1,200 hourly employees and approximately 300 salaried employees. We currently have approximately 560 hourly employees and 120 salaried employees at the Ravenswood facility, and the Hawesville facility will employ approximately 650 hourly employees and 170 salaried employees. The hourly employees at the Ravenswood and Hawesville facilities are represented by the USWA. The employees at the Mt. Holly facility are employed by Alcoa and are not unionized. Our corporate office, located in Monterey, California, has 14 salaried employees.

     The hourly employees at the Ravenswood facility are covered by a four-year labor agreement with the USWA which expires May 31, 2003. The agreement calls for fixed increases in hourly wages in 2000, 2001 and 2002 and provides for certain benefits adjustments in each of those years. In August 1999, our union employees at the Ravenswood facility staged a one-day illegal work stoppage, which resulted in a
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

partial plant shutdown that damaged production equipment and led to estimated losses before insurance of $10.0 million including equipment damage and business interruption losses. We received approximately $6.1 million in partial settlement of this claim from our insurance carrier.

     The employees at the Hawesville facility voted to unionize in May 1997. After negotiations with Southwire's management over a collective bargaining agreement broke down, the USWA local went on strike in June 1998, and Southwire hired replacement workers to operate the Hawesville facility. The employees subsequently offered to return to their jobs, but Southwire refused the offer. The USWA then sued the company and subsequently obtained a court order instructing Southwire to rehire the workers who had gone on strike. In connection with the NSA acquisition, we negotiated a five-year collective bargaining agreement which covers all of the represented hourly employees at the Hawesville facility. Under this agreement, we established the terms of employment for USWA employees and settled all claims relating to the strike. This agreement, which was ratified by the USWA local on September 28, 2000, will become effective upon the closing of the NSA acquisition. The agreement provides for fixed increases in hourly wages in the first, third, fourth and fifth years and certain benefit adjustments over the life of the agreement. The work rules under the new collective bargaining agreement will be substantially similar to those currently in place at the Hawesville facility.

LEGAL PROCEEDINGS

     We were a named defendant, along with other companies, in approximately 2,362 civil actions brought by employees of third party contractors who alleged asbestos-related diseases caused by asbestos exposure at the various facilities where they worked, which included the Ravenswood facility. With respect to claims relating to the Ravenswood facility, if the plaintiff's work was performed during the period when Kaiser owned the Ravenswood facility, Kaiser retained liability for defense and indemnity with respect to those claims pursuant to the purchase agreement under which we acquired the facility from Kaiser. If a plaintiff was shown to have worked at the Ravenswood facility after the time we purchased the facility from Kaiser, Kaiser assumed the defense and liability, subject to a reservation of rights against us. All of these actions relating to the Ravenswood facility have been settled with respect to us and Kaiser pursuant to the terms of three global settlement agreements. Approximately 10 of these civil actions alleged exposure after the time we acquired the Ravenswood facility from Kaiser, and our contribution to those settlements was not material. All of the other civil actions alleged exposure during the period when Kaiser owned the Ravenswood facility, and we were not involved in those settlements. We are awaiting receipt of final documentation of the settlements in which we participated and entry of the related dismissal orders. We believe that there are no unsettled asbestos cases pending against us. There can be no assurances, however, that additional asbestos cases will not be filed against us in the future.

     Century and NSA each has pending against it or may be subject to various other lawsuits, claims and proceedings related primarily to employment, commercial, environmental and safety and health matters. Although it is not presently possible to determine the outcome of these matters, we believe their ultimate disposition will not have a material adverse effect on our financial condition, results of operations, of operations, or liquidity.

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

                                   MANAGEMENT

     The following table contains certain information concerning our executive officers and directors.

NAME                                   AGE   POSITION
----                                   ---   --------
Craig A. Davis.......................  60    Chairman and Chief Executive Officer
Gerald A. Meyers.....................  51    President, Chief Operating Officer and Director
Gerald J. Kitchen....................  60    Executive Vice President, General Counsel and Chief
                                               Administrative Officer
David W. Beckley.....................  56    Executive Vice President and Chief Financial Officer
E. Jack Gates........................  59    Vice President, Reduction Operations
Daniel J. Krofcheck..................  47    Vice President and Treasurer
Roman A. Bninski.....................  54    Director
John C. Fontaine.....................  68    Director
William R. Hampshire.................  72    Director
John P. O'Brien......................  59    Director
Stuart M. Schreiber..................  45    Director
Willy R. Strothotte..................  56    Director

     Craig A. Davis. Mr. Davis has been our Chairman and Chief Executive Officer since August 1995. He has served as Chairman and Chief Executive Officer of Century of West Virginia since August 1995. He has been a director of Glencore International AG since December 1993, and was an Executive of Glencore International AG from September 1990 to June 1996. Mr. Davis is a former Executive Vice President of Alumax Inc.

     Gerald A. Meyers. Mr. Meyers has been President, Chief Operating Officer and a Director of Century Aluminum since August 1995. He has served as President and Chief Operating Officer of Century of West Virginia since January 1993 and as a director since April 1994. Mr. Meyers was Operations Manager of Logan Aluminum (a joint venture between Alcan Aluminum Limited and Atlantic Richfield Company) from November 1987 to December 1992.

     Gerald J. Kitchen. Mr. Kitchen has been our Executive Vice President, General Counsel and Chief Administrative Officer since September 1995. He has also served as Vice President, General Counsel and Chief Administrative Officer of Century of West Virginia since August 1995. Mr. Kitchen is a former Vice President and General Counsel of Alumax.

     David W. Beckley. Mr. Beckley has been our Executive Vice President and Chief Financial Officer since September 1995, and Vice President and Chief Financial Officer of Century of West Virginia since September 1995. He served as Vice President and Corporate Controller of Alliant Techsystems, Inc. (a defense contractor) from May 1990 through May 1995.

     E. Jack Gates. Mr. Gates has been Vice President of Reduction Operations at Century and Century of West Virginia since December 2000. From 1964 until 1997, Mr. Gates held various management positions at Reynolds Metals Company. From 1997 until December 2000, Mr. Gates was President and Chief Executive Officer of F.G. Pruitt, Inc.

     Daniel J. Krofcheck. Mr. Krofcheck has been our Vice President since September 1998 and Treasurer since September 1997. Mr. Krofcheck served in various positions with H.J. Heinz Company from 1988 through September 1997.

     Roman A. Bninski. Mr. Bninski has been a Director of Century Aluminum since 1996 and is a partner in the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP.

     John C. Fontaine. Mr. Fontaine has been a Director of Century Aluminum since 1996 and is a former managing partner of the law firm of Hughes Hubbard Reed. Mr. Fontaine is the former President of Knight Ridder, Inc.

     William R. Hampshire. Mr. Hampshire has been a Director and the Vice Chairman of the Board of Directors of Century Aluminum since August 1995. He has been a Director of Century of West Virginia since June 1993, after serving as President and Chief Operating Officer from April 1992 through January 1993. Mr. Hampshire is the former President and Chief Executive Officer of Howmet Aluminum Corporation.

     John P. O'Brien. Mr. O'Brien has been a Director since July 2000. He has been Managing Director of Inglewood Associates since 1990 after serving as Southeast Regional Managing Partner for Price Waterhouse from 1985 through 1990. He is Chairman of Allied Construction Products and a Director of American Italian Pasta Co. and International Total Services, Inc.

     Stuart M. Schreiber. Mr. Schreiber has been a Director of Century Aluminum since 1999 and is a founder and Managing Director of Integis, Inc.

     Willy R. Strothotte. Mr. Strothotte has been a Director of Century Aluminum since 1996. He has served as Chief Executive Officer of Glencore International AG since 1993 and Chairman of the Board since 1994. Mr. Strothotte has served as Chairman of the Board of Xstrata AG since 1990.

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

                  DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

     The following summary of the material terms and conditions of the convertible preferred stock does not purport to be complete, and is subject to the detailed provisions of the certificate of designation for the convertible preferred stock.

     Covenants. Under the terms of the revolving credit facility, we will be subject to customary affirmative, negative and financial covenants, including restrictions on: capital expenditures, additional indebtedness, liens, guarantees, mergers and acquisitions, dividends and distributions, redemptions of junior capital, and payments on junior capital and investments.

     Events of Default. The revolving credit facility contains customary events of default including, without limitation, nonpayment, misrepresentation, breach of covenant, insolvency, bankruptcy, ERISA violations, certain judgements, change of control (as defined in the revolving credit facility) and cross defaults.

CONVERTIBLE PREFERRED STOCK

     Concurrently with the closing of the NSA acquisition, Century Aluminum Company will issue to Glencore 500,000 shares of 8.0% cumulative convertible preferred stock for a cash purchase price of $25 million. The convertible preferred stock will have a par value per share of $0.01 and a liquidation preference of $50 per share. The convertible preferred stock will rank junior to the notes, borrowings under our credit facility and all of our other existing and future debt obligations. Following is a summary of the principal terms of the convertible preferred stock.

     - Dividends. The holders of the convertible preferred stock will be entitled to receive fully cumulative cash dividends at the rate of 8% per annum per share accruing daily and payable when declared quarterly in arrears.

     - Optional Conversion. Each share of convertible preferred stock may be converted at any time, at the option of the holder, into shares of our
       common stock, at a price of $     , which equals a 20% premium over the
       average price of our common stock during the 20 trading days prior to March 23, 2001, subject to adjustment for stock dividends, stock splits and other specified corporate actions.

     - Voting Rights. The holders of convertible preferred stock will have limited voting rights to approve: (1) any action by us which would adversely affect or alter the preferences and special rights of the convertible preferred stock, (2) the authorization of any class of stock ranking senior to, prior to or ranking equally with the convertible preferred stock, and (3) any reorganization or reclassification of Century Aluminum Company's capital stock or merger or consolidation of Century Aluminum Company.

     - Optional Redemption. After the third anniversary of the issue date, Century Aluminum Company may redeem the convertible preferred stock at its option for cash at a price of $52 per share, plus accrued and unpaid dividends to the date of redemption, declining ratably to par at the end of the eighth year.

     - Transferability. Our convertible preferred stock is freely transferable in a private offering or any other transaction which is exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws.


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